UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1838504
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

411 E 57th St., Suite 1-A New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the description of the rights (the “Rights”) of GlassBridge Enterprises, Inc., a Delaware corporation (the “Company”), which were previously registered under the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to the Company’s Form 8-A filed on December 1, 2021 (the “Original 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

Preferred Stock Purchase Rights

This Form 8-A/A amends the Original 8-A relating to the Rights issued under the 382 Rights Agreement, dated as of December 1, 2021 (the “Rights Agreement”), between the Company and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”), as amended by that certain First Amendment to Section 382 Rights Agreement, dated November 25, 2024 (the “First Amendment”).

On November 25, 2024, the Company and the Rights Agent entered into the First Amendment, which was unanimously approved by our Board of Directors and which makes the following changes:

1.	Extends the expiration date of the Rights Agreement from December 1, 2024 to December 1, 2027.

2.	Expands the definition of “Acquiring Person” and excludes Existing Holder from the definition of “Acquiring Person,” so that the updated definition of “Acquiring Person” is:

“Acquiring Person” shall mean any Person (1) who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner of 4.90% or more of the Outstanding Shares, regardless whether such Person continues to be the Beneficial Owner of 4.90% or more of the Outstanding Shares or (2) whose acquisition of Outstanding Shares causes an increase in the ownership of Outstanding Shares, as determined for purposes of Section 382 of the Code, by one or more “5-percent shareholders” (within the meaning of Section 382(k)(7) of the Code) that the Board determines, in its sole and absolute discretion, could have a material adverse impact on the ability of the Company to utilize the Tax Benefits; provided, however, that an “Acquiring Person” shall not include an Exempt Person. Notwithstanding the foregoing: (A) no Person shall become an “Acquiring Person” solely as a result of (w) a reduction in the number of Outstanding Shares due to the repurchase of shares of Common Stock by the Company for cash or any other consideration, (x) a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock, (y) the exercise of any options, warrants, rights or similar interests (or the issuance of shares of restricted stock) granted by the Company to its directors, officers and employees and/or (z) an Exempt Transaction; and (B) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person” has become such inadvertently, and such Person divests as promptly as practicable (as determined by the Board) or enters into a written agreement with the Company to divest a sufficient number of shares of Common Stock, in the manner determined by the Board in its sole discretion, so that such Person would no longer be an “Acquiring Person”, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Agreement.

3.	Expands the definition of “Exempt Person” so that the updated definition of “Exempt Person” is:

“Exempt Person” shall mean the Company or any Subsidiary of the Company, any person to the extent so designated by the Board and any employee benefit plan of the Company, or of any Subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan.

4.	Deletes the definition of “Existing Holder.”

Except for the foregoing changes, the Rights Agreement otherwise remains unmodified.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirely by reference to the First Amendment, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 26, 2024, and is incorporated herein by this reference.

The Rights Agreement filed as Exhibit 4.1 to the Original 8-A is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of GlassBridge Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 1, 2021).

3.2	Amendment to the Restated Certificate of Incorporation as Amended of GlassBridge Enterprises, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 1, 2021).

3.3	Certificate of Correction (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on December 1, 2021).

3.4	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock of GlassBridge Enterprises, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on December 1, 2021).

4.1	Rights Agreement, dated as of December 1, 2021, by and between GlassBridge Enterprises, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated herein by reference to the Company’s registration statement on Form 8-A, filed on December 1, 2021).

4.2	First Amendment to Rights Agreement, dated as of November 25, 2024, by and between GlassBridge Enterprises, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 26, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GLASSBRIDGE ENTERPRISES, INC.

	By:	/s/ Daniel Strauss
	Name:	Daniel Strauss
Date: November 26, 2024	Title:	Chief Executive Officer